Exhibit 10.1

EXECUTION VERSION

DATED: 30 September 2011

(1) CLAIRE’S EUROPEAN SERVICES LIMITED

(2) BEATRICE LAFON

CONTRACT OF EMPLOYMENT

CONTRACT OF EMPLOYMENT

This Contract of Employment is made on 30, September 2011 between:

(1)	Claire’s European Services Limited (the “Company”) whose registered company number is: 6540979 and whose registered office is 4 Bromford Gate, Bromford Lane, Birmingham, B24 8DW; and

(2)	Beatrice Lafon of Townland Farm, 80 Front Road, Woodchurch, Kent TN26 3SA (“you”).

This Contract sets out the terms on which you are employed by the Company.

The final section of this Agreement sets out definitions and general provisions that apply throughout this Agreement.

1	Start Date Conditionality and Continuous Employment

1.1	Your employment will begin on 3rd October 2011 (the “Commencement Date”).

1.2	Your period of continuous employment with the Company will begin on the “Commencement Date”.

1.3	Your employment under this Agreement is conditional on the following:

(1)	you must have the right to work in the UK and have provided to the Company the documentary evidence of this that we are required legally to have;

(2)	you must not be subject to any restrictive covenants or other contractual obligations that you owe to a third party and which would prevent you from working for the Company.

You warrant that the conditions at 1.3(1) and (2) are met. If any of these conditions are not satisfied then we have the right to terminate your employment without notice within a reasonable period of us finding that out. You confirm that, before this Agreement comes into force, you have disclosed to us in writing details of any previous criminal convictions which are not spent.

2	Job Title

2.1	Your job title is President, Claire’s Europe. You will report to the Chief Executive Officer of Claire’s Stores Inc. (“CEO”) and/or such other designee as the Company considers appropriate, provided that this is commensurate with your role and status.

2.2	The Company can make reasonable changes to your job title or the capacity in which you are employed or your duties and responsibilities. This may include you having to perform new or additional duties and responsibilities or having you work for other Affiliates providing that these additional duties, responsibilities and work are commensurate with your role and status.

2.3	The Company currently maintains directors’ and officers’ liability insurance and it is the Company’s current intention to maintain such cover for the full term of your appointment

3	Duties

3.1	During your employment you must:-

3.1.1	devote the whole of your time, attention and abilities to the business of the Company;

3.1.2	faithfully and diligently exercise such powers and perform such duties and hold such offices within the Company and/or any Affiliate as may from time to time be assigned to you;

3.1.3	comply with all reasonable and lawful directions given to you, including undertaking additional duties from time to time providing that they are commensurate with your role and status;

3.1.4	comply with all the Company’s rules, regulations, policies and procedures from time to time in force;

3.1.5	use all reasonable endeavours to promote, protect, develop and extend the business(es) of the Company and of the Affiliates

3.1.6	You must immediately give to the Company (in writing if required) all information, explanations and assistance that the Company may request in connection with your employment or our business or affairs.

3.2	You must comply with any restrictions that the Company may impose on you or other executives. In particular, you must not without the CEO’s prior written consent:

3.2.1	Incur any capital expenditure or liability on the Company or its Affiliates’ behalf in excess of the authorisation limits that have been set for you by the Company and/or its Affiliates. Authorisation limits will be notified to you after commencement of your employment and further notified as soon as reasonably practicable following any change to those limits; and

3.2.2	Enter into on the Company or its Affiliates’ behalf any commitment, contract or arrangement that is not in the normal course of business or outside the normal scope of your duties or is of an unusual, onerous or long-term nature.

3.3	You agree that you will hold any office of director, trusteeship or other position of responsibility in any Affiliate or other body as the Company may reasonably determine.

4	Place of Work

4.1	You will be based at the Company’s principal office in the UK from time to time currently, Unit 4, Bromford Gate, Bromford Lane, Birmingham, England but you are required to work at such other location(s), whether on a temporary or permanent basis, as may from time to time be necessary or desirable for the proper performance of your duties or as otherwise notified to you in writing.

4.2	You are required to travel, in order fully to perform your duties hereunder, both in the UK and on a worldwide basis and you agree that this travel forms part of your duties.

4.3	It is not currently anticipated that you will be required to work outside the UK for continuous periods of more than 1 month and no further particulars are therefore required to be given to you under s.1 Employment Rights Act 1996 at this time.

4.4	It is a condition of your employment that you must relocate your main, permanent UK residence to within a reasonable daily commuting distance of the Company’s aforesaid principal office by no later than 31 August 2012.

4.5	You agree that you will comply with any reasonable request from the Company to relocate your principal place of business if the Company wishes to vary your normal place of work. Without limitation to the provisions of clause 4.4, in those circumstances, if you also choose to relocate your principal residence, you will be eligible for any financial or other relocation assistance at a level which is consistent with the assistance offered to other executives of the Company of comparable seniority.

5	Hours of Work

5.1

The Company’s normal hours of work are 8.30 am to 5.30 pm Monday to Friday but you are required to work such hours together with such further hours (without additional pay) as may be necessary or desirable for you fully to discharge your duties. You are expected to exercise personal professional judgment in determining the number of hours you need to work and you are overall expected to work such hours as enable you to deliver your obligations to the satisfaction of the CEO and/or such other person as may be notified to you in writing from time to time

5.2	As an autonomous decision-maker you agree that the limit on average weekly working hours specified in Regulation 4(1) of the Working Time Regulations 1998 (the “Regulations”) does not apply to your employment hereunder. Nevertheless, to the extent that the Regulations may govern your working hours, you agree that if the Company needs you to do so that you will work in excess of an average 48 hour working week and that you therefore agree to opt-out of the 48 hour average limit set out in the Regulations. If the law in future permits, you agree that your average working hours should be measured against whatever reference period that the Company may reasonably determine should apply.

6	Salary

6.1	Your gross basic salary is £380,000 per annum (“Base Salary”), accruing on a daily basis. You are not entitled to any director’s fees or other payment in addition to your Base Salary as a result of any office, trusteeship or position of responsibility that you may hold in the Company or its Affiliates. Your Base Salary will be reviewed by the Company not less than annually but there is no obligation on the Company to increase it.

6.2	Base Salary (less any lawful deductions or withholdings including, without limitation, deductions or withholdings on account of United Kingdom income tax or national insurance contributions (or equivalent income tax or social security contributions under the laws of any relevant jurisdiction)) will be paid monthly in arrears in accordance with the Company’s normal payroll practice.

6.3	You are eligible to participate in the Company’s non-pensionable annual bonus at the sole and absolute discretion of the Company in accordance with the terms and conditions of such Claire’s bonus plan (if any) as may from time to time be in force and notified to you in writing as applicable to you. You shall be notified of the performance criteria and/or targets applicable for the relevant financial year within a reasonable period of the start of such financial year. Any such discretionary bonus shall be paid less any lawful deductions or withholdings including, without limitation, deductions or withholdings on account of United Kingdom income tax or National Insurance contributions (or equivalent income tax or social security contributions under the laws of any relevant jurisdiction). The maximum amount of such annual bonus that may, subject to the terms and conditions from time to time of the applicable Claire’s bonus plan (if any), be payable to you hereunder shall not exceed 150% of your Base Salary (less applicable withholdings).

6.4	For the current fiscal year 2011, you will receive a guaranteed minimum bonus of 50% of your Base Salary, pro rated for 4 months (less any lawful deductions or withholdings including, without limitation, deductions or withholdings on account of United Kingdom income tax or national insurance contributions (or equivalent income tax or social security contributions under the laws of any relevant jurisdiction)). Any bonus payable for the current fiscal year 2011 (including any guaranteed minimum bonus) will only be payable on the later of (a) the date when other annual bonuses are paid (or would ordinarily have been paid) to employees under the Company’s annual bonus plan and (b) when you have permanently relocated your residence to a reasonable daily commuting distance of the Company’s Birmingham office; provided that, if you elect to purchase shares of Claire’s Inc., your guaranteed minimum bonus will be paid and applied as set forth in the collateral contract governing such purchase.

6.5	Any discretionary bonus payable under clause 6.3 shall hereafter be referred to as “Bonus”.

6.6	Receipt of Bonus (including any guaranteed minimum bonus under clause 6.4) shall be conditional on you being In Employment on the relevant payment date for the purposes of Bonus in respect of the relevant financial year.

6.7	The expression “In Employment” in clause 6.6 means that you must be employed by the Company in the role of President, Claire’s Europe on the relevant payment date for the purposes of Bonus in respect of the relevant fiscal year and at that date you (i) have not given the Company notice of termination of your employment (for any reason); and (ii) have not been given notice of the termination of your employment by the Company by reason of gross misconduct or otherwise pursuant to clause 14.1.2. For the avoidance of doubt, you will be regarded as ‘In Employment’ and so eligible to receive your bonus if you are employed by the Company in the role of President, Claire’s Europe on the last day of the fiscal year to which the bonus relates where after that date you have been given notice of the termination of your employment by the Company but it is not by reason of gross misconduct or otherwise pursuant to clause 14.1.2.

6.8	Notwithstanding clause 6.6 and 6.7, if you are long term absent from work (including but not limited to by reason of sabbatical or other agreed long term absence) for a period of ten months or more in the relevant fiscal year you will not be eligible to receive a bonus. In the case of any such absence for less than ten months of the relevant fiscal year, you will be eligible to receive a bonus but reduced on a pro-rata basis to reflect the period of your long-term absence.

6.9	If as of the relevant payroll payment date for the purpose of Bonus in respect of the relevant fiscal year, you are reasonably suspected of any of the grounds of summary termination described in clause 14.1.2, the Company may withhold payment of the Bonus pending the resolution of any disciplinary investigation and/or disciplinary proceedings provided that the period of investigation does not exceed 8 weeks (other than in circumstances where any delay in investigation is attributable to you). If the outcome of such investigation/proceedings is that the Company gives you summary notice of the termination of your employment in accordance with clause 14.1.2 then no Bonus will be payable.

6.10	Receipt of Bonus in any one year will not entitle you to Bonus in any subsequent year. Save in relation to the guaranteed minimum bonus for the current financial year, bonus does not accrue pro rata.

6.11	At any time during your employment, or upon its termination, the Company shall be entitled to (and you agree that it may) deduct from Base Salary or any other payment due to you in respect of your employment (including but not limited to your final salary payment and Bonus) any monies due from you to the Company or an Affiliate. For the avoidance of doubt this includes the deduction of any overpayment of remuneration or other payments, whether made by mistake or through misrepresentation or for any other reason or any monies due from you to the Company or its Affiliates.

7	Holidays

7.1	The holiday year runs from 1 January to 31 December (inclusive).

7.2	You are entitled to 30 days’ paid holiday in each complete holiday year of employment by the company (“Holiday Entitlement”), accruing on a daily basis. This will be pro-rated according to your period of employment by the Company in such year, in the year of joining and leaving the Company and the resulting entitlement will be rounded up to the nearest whole day.

7.3	You are required to exercise professional judgment with regard to the timing of your holidays, having obtained any necessary approval from the Company in advance.

7.4	You cannot carry forward Holiday Entitlement from one holiday year to the next.

7.5	Additionally, you are entitled to English bank and public holidays, with pay.

7.6	On termination of employment you will be paid in respect of any Holiday Entitlement which has then accrued in respect of your final holiday year of employment but which has not been taken at the date of the termination of your employment. The Company may require you to take any unused Holiday Entitlement during your notice period. If you have taken holiday in excess of your Holiday Entitlement at your termination date, the Company may deduct from your final salary payment and/or any other amounts it owes to you an amount that is equal to one two hundred and sixtieth of your net Base Salary payable under clause 6.1 multiplied by the number of excess days of holiday taken.

8	Other Benefits

8.1	Expenses

The Company will reimburse you for all reasonable expenses (including any value added tax or equivalent chargeable on those expenses) incurred by you in the performance of your duties under this Contract of Employment, provided that the expenses are incurred with the approval of the Company; claimed by you in accordance with the Company’s expenses procedure and you produce such evidence of expenditure as the Company may reasonably require.

8.2	Company Car or Company Car Allowance

8.2.1	Subject as hereinafter provided and provided that you hold and maintain a current driving licence valid in the UK, you shall have the choice of either:

a) a lease hire car in the Company’s name (“Car”) of a make and model specified by the Company to reflect your status and seniority. The Company shall bear the cost of the road tax, insurance and maintenance of the Car, up to a maximum annual lease hire cost (inclusive of VAT) of £15,000 per annum; or

b) a car allowance in the sum of £15,000 per annum payable with and in the same manner as Base Salary. The car allowance shall not be treated as Base Salary and shall not be pensionable. Using the car allowance, you shall be responsible for the purchase or lease hire of a car of a suitable make and model given your status in the Company and shall be responsible for road tax, insurance and maintenance costs.

8.2.2	Regardless of your choice of either option a) or b) above (which choice shall be made only once by you and is then irrevocable), the Company shall reimburse you for the cost of petrol for business and private mileage, subject to its normal reimbursement procedures.

8.3	Pension Scheme

There is currently no Company pension scheme applicable to you and the Company shall not make any contribution towards any personal pension scheme that you may maintain.

8.4	Private Medical Insurance

8.4.1	You and your life partner and dependent children shall be eligible to participate in the Company’s private medical insurance scheme, subject to:

(i)	the terms of the scheme, as amended from time to time;

(ii)	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(iii)	your each satisfying the normal underwriting requirements of the relevant insurance provider of the private medical insurance scheme and the premium being at normal and reasonable market rates.

8.4.2	Full details of the Company’s private medical insurance scheme are available from the Company.

8.4.3	If the insurance provider refuses for any reason to provide private medical insurance benefit to you or your life partner or your dependent children or any one of them (as applicable) the Company shall not be liable to provide you or your life partner or your dependent children or any one of them (as applicable) with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

8.4.4	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend any scheme (including the level of cover provided) at any time, without compensation, on reasonable notice to you provided that this right is equally applied to other executives in the same class as you enjoying this benefit.

8.5	Life Assurance Cover

8.5.1	You are eligible to participate in the Company’s life assurance scheme (which scheme shall provide for a payment equal to 4 times Base Salary) subject to:

(i)	the terms of the scheme, as amended from time to time;

(ii)	the rules or assurance policy of the relevant assurance provider, as amended from time to time; and

(iii)	your satisfying the normal underwriting requirements of the relevant assurance provider of the Company’s life assurance scheme and the premium being at normal and reasonable market rates.

8.5.2	Full details of the Company’s life assurance scheme are available from the Company.

8.5.3	If the assurance provider refuses for any reason to provide life assurance scheme benefit in respect of you the Company shall not be liable to provide you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

8.5.4	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend any scheme (including the level of cover provided) at any time, without compensation, on reasonable notice to you provided that this right is equally applied to other executives in the same class as you enjoying this benefit.

8.6	Permanent Health Insurance Cover

The Company agrees that it will pay to you such amount as (after deduction of applicable tax and national insurance) is equivalent to the price payable by you at normal market rates for a personal permanent health insurance policy (the terms of which policy and level of cover provided are to be agreed between you and the Company as representing normal terms for an executive of comparable status to you) provided that you use the said payment to purchase that policy.

8.7	Travel Insurance

The Company agrees that it will pay to you such amount as (after deduction of applicable tax and national insurance) is equivalent to the price payable by you at normal market rates for a personal worldwide travel insurance policy for business travel (the terms of which policy and level of cover provided are to be agreed between you and the Company as representing normal terms for an executive of comparable status to you) provided that you use the said payment to purchase that policy. The Company may however elect to provide world-wide travel insurance to you under its own corporate travel insurance policy in which case the provisions of this clause shall not apply to you.

9	Sickness and Injury

9.1	If you are absent from work due to sickness or injury, you must inform the Company as soon as possible and ordinarily no later than 8.00am on the first day of absence.

9.2	If you are away from work for seven calendar days or less, you must complete a self-certification form. For absences of more than seven calendar days you must provide a medical certificate from your doctor. Further medical certificates will be required for the remainder of the period of your absence.

9.3	The Company reserves the right, at any time, to require you to undergo a medical examination at the Company’s expense. You agree that the medical adviser may disclose and discuss the results of the examination with the Company and, subject to your statutory rights, you further agree that you will provide, at the Company’s request, a copy of any report produced by your doctor on any medical condition, illness or injury relevant to your continued employment.

9.4	Without prejudice to its right to terminate your employment at any time, you are eligible to receive discretionary company sick pay, the maximum amount of which is set out in the non-contractual Company Sick Pay scheme applicable to you. Details of this can be obtained from HR. Any payment of company sick pay in these circumstances is inclusive of statutory sick pay.

9.5	Any payments to which you are entitled under any social security or national insurance legislation or equivalent legislation in the relevant jurisdiction, whether or not claimed, may be deducted from any payments to you under clause 9.4, as well as all compensation received by you from a third party in relation to an absence from work due to sickness or injury.

10	Restrictions on other Activities

10.1	During your employment you shall not (except with the prior written consent of the CEO and/or such other person as may be notified to you in writing from time to time) accept any appointment to any office in relation to any body (whether corporate or not) or be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking whatsoever, save for the business(es) of the Company and/or any Affiliate or on behalf of such company and save for (i) holding a non-executive directorship in the two corporations disclosed to the Company that you currently own that are not active, and which will remain not active during your employment and (ii) the External Interests defined in clause 10.3 below which have previously been approved in writing by the CEO.

10.2	Clause 10.1 shall not prohibit the holding (directly or through nominees), for bona fide investment purposes only, of investments in any public company listed on any Recognised Investment Exchange, provided that not more than 1 per cent of the issued shares or other securities of any class of any one company shall be so held (“a Permitted Investment”). Clause 10.1 shall further not prohibit the holding (directly or through nominees), for bona fide investment purposes only, of investments in any privately-owned company if the CEO has consented in writing to the investment in question after you have fully disclosed to the CEO in writing the circumstances, amount and purpose of the investment.

10.3

For the avoidance of doubt, clause 10.1 applies to non-executive directorships, offices, appointments, expert consultancies, and other comparable external interests (‘External Interests’). You may not hold External Interests without the CEO’s prior written consent. This consent may be refused absolutely or granted on such conditions as the CEO considers to be reasonable at any time. Those conditions may be varied subsequently or any consent withdrawn in the CEO’s absolute discretion. For your guidance but without limitation to the CEO’s discretion, (a) no consent will be granted for External Interests in the first six to twelve months following the commencement of your employment, the precise duration depending upon the performance of the European Division and (b) any consent which is later granted will be subject to a condition about the amount of time which the External Interest may occupy, ordinarily an aggregate maximum of 4 to 6 days of your time per annum (regardless of the number of individual External Interests involved).

10.4	At all times you are required to comply with relevant Company policies and mandatory laws and/or regulations concerning the holding of and dealing with securities. If, with the prior written consent of the CEO and/or such other person as may be notified to you in writing from time to time, you accept any other appointment, you must keep them accurately informed of the amount of time you spend working under that appointment. Consent to such appointment may be withdrawn on 1 month’s notice if the CEO and/or such other person as may be notified to you in writing from time to time (in their reasonable discretion) considers such appointment(s) has or may affect your performance of duties under this Contract of Employment.

10.5	At all times during your employment (including any period of suspension or while on garden leave) you are subject to a duty of goodwill, trust and confidence, exclusive service and good faith towards us. These duties in particular require that you must not:

10.5.1 compete with the Company and/or its Affiliates;

10.5.2 make preparations (during hours when you are required to work) to compete with the Company and/or its Affiliates after your employment has terminated;

10.5.3 solicit business from customers or potential customers of the Company and/or its Affiliates (except on behalf of the Company and/or its Affiliates);

10.5.4 encourage employees to leave employment with the Company and/or its Affiliates against the Company and/or its Affiliates wishes;

10.5.5 copy information relating to the Company and/or its Affiliates for a purpose other than for the benefit of the Company and/or its Affiliates.

10.6	As a senior executive, you must notify the Company immediately if you become aware of or suspect any wrongdoing on your part or the part of the Company’s and/or its Affiliates’ staff or contractors or any acts or omissions of third parties which might reasonably be expected to be harmful to the Company and/or its Affiliates.

10.7	You are not entitled to receive any discount, rebate or commission from any third party in respect of business carried out by the Group (whether carried out by you or not) and you must immediately disclose to and account to us for any such benefit if you do receive it.

10.8	You must comply with our the Company’s and its Affiliates’ Code of Business Conduct, the Company’s UK anti-bribery policy and its gift policy at all times, copies of which can be obtained from HR.

10.9	You confirm that you have informed the Company (and will continue to keep the Company informed) of any conflict that may exist between your (or your immediate family’s) interests and those of the Company and/or its Affiliates.

10.10	You must comply with any relevant rules, regulations or procedures applicable to the Company and/or its Affiliates if the Company and/or any of its Affiliates becomes listed on a Recognised Investment Exchange.

11	Confidential Information

11.1	You agree that you will not use, divulge or disclose to any person, firm, company or organisation whatsoever or whomsoever (except as required by law or to carry out your employment duties) any trade secrets or other Confidential Information as defined in this Agreement. Disclosure includes publication of Confidential Information to any third party verbally, in writing or by electronic means including social networking sites (such as Face Book, Twitter, My Space, LinkedIn), the internet (such as blogs or personal websites), by text or by email.

11.2	This restriction applies during the course of your employment and will continue to apply after your employment ends without limit in time but will not apply to information which becomes public (except where that results from unauthorised disclosure by you or on your behalf). This obligation of confidentiality is without prejudice to any common law or equitable duty of confidentiality which you may owe to the Company and/or its Affiliates (including any duty of confidentiality which you may owe under US federal or state law).

11.3	For the purpose of this contract,

11.3.1	“Confidential Information” shall mean any and all material, information, data, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to any of the Company and/or an Affiliate and/or to customers and/or vendors and/or suppliers of any of them and/or to the business(es) of any of the foregoing that is confidential, proprietary or trade secret (A) by its nature, or (B) based on how it is treated or designated by the Company and/or Affiliate, or (C) because the disclosure of the same would have a material adverse effect on the businesses or planned businesses of the Company and/or an Affiliate and/or (D) as a matter of law.

11.3.2	Confidential Information for the purposes of this Agreement shall include, without limitation, all of the following information (including without limitation, compilations or collections of information or data) relating to any of the Company and/or an Affiliate and/or to the customers, vendors and/or suppliers of any of them and/or to the business(es) of any of the foregoing including (a) the identity of the Company’s and/or an Affiliate’s suppliers and the terms of trading agreed with them, including prices, payment terms and discounts negotiated; (b) the Company’s and/or an Affiliate’s plans for new business initiatives and expansion including details of potential new store locations and rental terms and plans in relation to e-commerce; (c) the personal addresses and contact details of the Company’s and/or an Affiliate’s staff together with their salaries and remuneration packages and details of the Company’s and/or an Affiliate’s assessment of their skills and abilities; (d) the Company’s and/or an Affiliate’s

11.3.3	projections of fashion trends and details of future merchandise to be stocked; (e) the Company’s and/or an Affiliate’s financial information, results and forecasts (save to the extent these are included in published audited accounts); and (f) the Company’s and/or an Affiliate’s investors, shareholders and stakeholders and the Company’s and/or an Affiliate’s plans for any flotation, listing, sale, acquisition, merger, financing, borrowing or comparable activity.

11.4	You must not at any time make any untrue or misleading statement about the Company or its Affiliates, including its and their officers and employees.

12	Protected Disclosures

Nothing in clause 11 is intended to exclude, restrict or limit in any way any right you may have to make a protected disclosure under the Public Interest Disclosure Act 1998. The Company has a procedure which you should use in the event of wishing to make a protected disclosure.

13	Intellectual Property

13.1	The parties foresee that you may make inventions or create other intellectual property in the course of your duties and you agree that in this respect you have a special responsibility to further the interests of the Company and all Affiliates.

13.2	Any discovery, development, invention, or improvement, design, process, formula, method, data base, information, computer program, copyright work, semi conductor or other topography, trade mark or trade name or get-up made, created, devised, developed or discovered by you (whether by yourself or with others) during the continuance of your employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of your employment) connected with or in anyway affecting or relating to the business of the Company or any Affiliate or capable of being used or adapted for use therein or in connection therewith (“Works”) shall forthwith be disclosed to the Company and shall (subject to sections 39 to 43 of the Patents Act 1977) belong to and be the absolute property of the Company or such Affiliate as the Company may direct.

13.3	If and whenever required so to do by the Company, you shall at the expense of the Company or such Affiliate as the Company may direct:

13.3.1	apply or join with the Company or such Affiliate in applying for letters patent, registered design, design right, trade mark or other protection or registration in the United Kingdom and/or in any other part of the world for any Works as the Company shall direct; and

13.3.2	execute all instruments and do all things necessary for vesting such Works and/or patents, registered designs, design rights, trade marks or other protection or registration, when obtained, and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Affiliate or in such other person as the Company may specify; and

13.3.3	sign and execute all such documents and do all such acts as the Company may reasonably require in connection with any proceedings in respect of such applications and any publication or application for revocation of such patents, registered designs, design rights, trade marks or other protection.

13.4	You hereby irrevocably and unconditionally waive all rights under Chapter IV of the Copyright, Designs and Patents Act 1988 and any other moral rights which you may have in the Works or in connection with the authorship of any existing or future copyright Work, in whatever part of the world such rights may be enforceable, including, without limitation:

13.4.1	the right conferred by section 77 of that Act to be identified as the author of any Work; and

13.4.2	the right conferred by section 80 of that Act not to have any Work subjected to derogatory treatment.

13.5	Nothing in this clause 13 shall be construed as restricting your rights or those of the Company and/or its Affiliates under sections 39 to 43 of the Patents Act 1977.

14	Termination of Employment

14.1	Your employment shall be subject to termination:

14.1.1	at any time by either party giving to the other 12 months’ written notice; or

14.1.2	by the Company giving to you summary notice and terminating your employment with immediate effect and without any payment, if you:

(i)	commit any serious breach of any of your obligations under this contract or refuse or neglect, following a warning in writing, to comply with any reasonable and lawful direction of the Company; or

(ii)	act in a manner which in the reasonable opinion of the Company brings or is likely to bring yourself or the Company or an Affiliate or any of its or their officers or employees into disrepute; or

(iii)	become bankrupt or make any arrangement with or for the benefit of your creditors or are unable to pay your debts as and when they fall due; or

(iv)	are guilty of gross misconduct or gross negligence or breach any of the Company’s or an Affiliate’s disciplinary or house rules in respect of which the penalty for breach is or may be summary dismissal; or

(v)	are prohibited by law from being a director; or

(vi)	are guilty of any material breach of any code of conduct, rule or regulation of the Company which have previously been drawn to your attention or fail or cease to be registered (where such registration is, in the opinion of the Company, required for the performance of your duties) by any regulatory body in the United Kingdom or elsewhere; or

(vii)	commit or are convicted of a criminal offence other than an offence which does not in the opinion of the Company affect your position under this Agreement. For the avoidance of doubt, commission or conviction of a road traffic offence which is not capable of being punishable by imprisonment shall not be treated as affecting your position under this Agreement; or

(viii)	cease to be eligible to work in the United Kingdom under Section 8 of the Immigration, Asylum and Nationality Act 2006; or

(ix)	you commit an offence under any statutory enactment or regulation relating to insider dealing (whether that enactment was passed in the UK or USA); or

(x)	you are guilty of a deliberate act of discrimination, harassment or victimisation on grounds of age, disability, gender reassignment, marriage or civil partnership, race, religion or belief, sex or sexual orientation.

Any delay by the Company in exercising such right of summary termination shall not constitute a waiver thereof.

14.2	The Company reserves the right to suspend you from employment on Base Salary and benefits for whatever period the Company considers while investigating any misconduct or poor performance or in any circumstances where the termination of your employment is being contemplated provided that the period of suspension shall not exceed 8 weeks unless the delay in investigation is attributable to you.

14.3	This clause applies if you are suspended under clause 14.2 in circumstances where it is alleged that you have carried out gross misconduct involving serious theft, fraud or dishonesty occasioning material loss to the Company and/or its Affiliates, You will continue to be paid your Base Salary and benefits during that period of suspension but this payment will be treated as an advance of your remuneration which may be repayable in the circumstances following. If as a result of disciplinary proceedings, the allegations against you are found to be substantiated and you are summarily and lawfully dismissed, the advance of remuneration which was paid to you during the period of suspension shall immediately be repayable (up to a maximum of 8 weeks’ remuneration) on demand by the Company. Without prejudice to any other rights which the Company may have, the Company shall further be entitled to set-off and/or deduct that advance from any monies otherwise due and payable to you by the Company.

14.4	Nothing in this Agreement shall prevent us from terminating your employment on grounds of ill-health even though the termination of your employment may affect your entitlement to any life assurance.

14.5	You will immediately on termination of your employment or at any other time on request of the Company, resign immediately without claim for compensation as a director of the Company or any Affiliate or from any trusteeship, office or appointment held by you on behalf of the Company or any of its Affiliates.

14.6	Nothing in this Agreement shall give rise to any right to compensation for loss of any rights or benefits under any share option, long-term incentive plan or equivalent scheme (including without limitation stock options and/or any diminution in value or losses arising out of loss of options) in which you may be eligible to participate save as otherwise provided in the relevant scheme rules. Any such rules do not form part of this Agreement.

15	Garden Leave

15.1	At any time during the whole or any part of a notice period and whether given by you or the Company, the Company may require you to serve a period of garden leave (“Garden Leave Period”). During any such period you shall remain an employee of the Company and bound by the terms of this Contract (save in respect of the obligation to work, unless otherwise determined by the Company), and the Company may require you to comply with all or any of the following:

15.1.1	not to enter or attend any premises of the Company or an Affiliate;

15.1.2	not to contact or have any communication with directors, employees, customers, suppliers, agents or representatives of the Company;

15.1.3	not to carry out all or some of your duties under this Contract of Employment, or be employed or engaged in the conduct of any activity for the Company, an Affiliate or any third party of a business nature;

15.1.4	to carry out alternative duties, to work from home and/or carry out exceptional duties or special projects outside the normal scope of your duties and responsibilities provided that these duties or projects are commensurate with your role and status;

15.1.5	(except during any periods taken as holiday in the usual way), ensure that the Company knows how you can be contacted during each working day;

15.1.6	to resign immediately from any offices or trusteeships which you may hold with the Company or the Group;

15.1.7	to return to us all documents, mobile phones, BlackBerry, laptop, computers, computer disks and other property (including summaries, extracts or copies) belonging to the Group or to its or their customers or suppliers (and to provide any passwords necessary to access these);

15.1.8	to take all or part of any outstanding holiday during your garden leave.

15.2	During Garden Leave Period the Company shall be under no obligation to provide any work to, or vest any powers in you and you shall have no right to perform any services for the Company or any Affiliate.

15.3	Save as otherwise stated in this Contract of Employment, you will be entitled to receive your Base Salary and all contractual benefits during Garden Leave Period. Any eligibility to receive bonus during the Garden Leave Period will be as set out in clause 6.7. All duties of your employment (express and implied) will continue (save for the obligation to work, unless otherwise required by the Company), including your obligations of confidentiality, and your fiduciary duties and duties of fidelity, good faith and exclusive service.

16	Restrictions after Termination of Employment

16.1	In this clause 16:

“Competing Business” means any business that owns or operates a speciality retail chain that derives 15% or more of its revenue for the preceding 12 months from the sale of costume jewellery and fashion accessories targeted at girls and women in the Company’s or any Affiliate’s target market. For the purposes of this definition only, accessories shall not be deemed to include footwear because of the low penetration of footwear in the European business; and

“Relevant Date” means the date on which your employment with the Company terminates or, if earlier, the date on which you commence a Garden Leave Period; and

“Restricted Period” means the period of one year commencing on the Relevant Date.

“Restricted Area” means (i) England, (ii) Scotland, (iii) Wales, (iv) Northern Ireland, (v) Eire, (vi) France, (vii) Spain, (viii) Germany, (ix) Austria, (x) Belgium, (xi) Netherlands, (xii) Portugal, (xiii) Czech Republic, (xiv) Poland, (xv) Hungary, (xvi) Luxembourg, (xvii) Switzerland or (xviii) Russia (xix) Canada (xx) USA and (xxi) any other country in the world where on the Relevant Date the Company and/or an Affiliate conducts business and/or you were materially engaged on behalf the Company and/or an Affiliate pursuant to your obligations under this Agreement.

16.2	To protect the Company’s and its Affiliate(s)’ legitimate business interests, you agree that you will be bound by each of the following covenants that you will not directly or indirectly and whether on your own account or on account of any other person:

16.2.1	during the Restricted Period and within the Restricted Area, be employed or engaged in or provide advice or services to a company or business where such employment, engagement, advice and/or services would require you to perform activities the same or substantially similar to the activities you carried out to a material extent for the Company or any Affiliate during the 12 months prior to the Relevant Date and the company or business is (or once operational will be) or intends to be a Competing Business at the Relevant Date;

16.2.2	during the Restricted Period and within the Restricted Area, be a director or shadow director of or investor in any company engaged in, or otherwise be concerned or interested in, any business which is (or which once operational will be) or intends to be a Competing Business at the Relevant Date, save that you may hold a Permitted Investment in such a business provided however, that in the case of investments otherwise permitted under this Agreement, you shall not be permitted, directly or indirectly, to participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by you in connection with such investment), or lend your name in connection with any such investment;

16.2.3	during the Restricted Period for a Competing Business and within the Restricted Area you will not canvass or solicit in competition with the Company or any Affiliate the custom or business of any person who at any time during the 12 months prior to the Relevant Date was a vendor or supplier of, or in the habit of dealing with, the Company or (as the case may be) any Affiliate and in respect of whom or which you had access to Confidential Information or with whose custom or business you or employees reporting directly to you were concerned to a material extent at any time during such 12 month period;

16.2.4

during the Restricted Period for a Competing Business and within the Restricted Area you will not deal with or otherwise accept in competition with the Company or any Affiliate the custom or business of any person who at any time during the 12 months prior to the Relevant Date was a vendor or supplier of, or in the habit of dealing with the Company or (as the case may be) any of its Affiliates and in respect of whom or which you had access to Confidential Information or with whose custom or business you or employees reporting directly to you were materially concerned at any time during such 12 month period;

16.2.5	during the Restricted Period for a Competing Business and within the Restricted Area you will not (either on your own behalf or for or with any other person whomsoever or whatsoever, whether directly or indirectly) canvass or solicit in competition with the Company or any Affiliate the custom or business of any person who was negotiating with the Company or any Affiliate for the supply of goods or services (whether as a potential vendor, supplier, agent, distributor or licensee or other business contact of the Company or (as the case may be) any of its Affiliates) during the 12 months prior to the Relevant Date or who or which was a vendor, supplier, agent, distributor licensee or other business contact of the Company or (as the case may be) any of its Affiliates and to whom or which you had made a presentation or a pitch for business on behalf of the Company or (as the case may be) any of its Affiliates and in either case in respect of whom or which you had access to Confidential Information or with whose custom or business you or employees reporting directly to you were materially concerned at any time during such 12 month period;

16.2.6	during the Restricted Period for a Competing Business and within the Restricted Area you will not (either on your own behalf or for or with any other person whomsoever or whatsoever, whether directly or indirectly) deal with or otherwise accept in competition with the Company or any Affiliate the custom of any person or entity who was negotiating with the Company or any Affiliate for the supply of goods or services (and whether as a potential vendor, supplier, agent, distributor, licensee or other business contact of the Company or (as the case may be) any of its Affiliates) during the 12 months prior to the Relevant Date or who or which was a potential vendor, supplier, agent, distributor, licensee or other business contact of the Company or (as the case may be) any of its Affiliates and to whom or which you had made a presentation or a pitch for business on behalf of the Company or any Affiliate and in either case, in respect of whom or which you had access to Confidential Information or with whose potential custom or business you or employees reporting directly to you were materially concerned at any time during such 12 month period; and

16.2.7	during the Restricted Period for a Competing Business and within the Restricted Area you will not (either on your own behalf or for or with any other person whomsoever or whatsoever, whether directly or indirectly) entice or try to entice away from the Company or any Affiliate any person who was an employee, director, officer, agent, consultant or associate of the Company or any Affiliate at the Relevant Date and who had been an employee, director, officer, agent, consultant or associate at any time during the 12 months prior to the Relevant Date and with whom you had worked closely at any time during that period or who possesses Confidential Information.

16.3	For the purposes of the restrictions contained in this clause 16, acts done outside the Restricted Area for the purposes of a business carried on or otherwise conducted or once operational intended to be carried on or otherwise conducted within the Restricted Area are regarded as having been done within the Restricted Area.

16.4	The duration of the restrictive covenants in clause 16 shall be reduced by an equal amount to the time which you may be placed on garden leave by us under clause 15.1.3 where you are required to carry out no duties.

16.5	The restrictions in this clause 16 (on which you acknowledge you have had the opportunity to take independent legal advice) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

16.6	Following the Relevant Date, you will not represent yourself as being in any way connected with the businesses of the Company or of any Affiliate other than as a former employee or director (if applicable). In particular, but without limitation, you agree that you will not at any time during the course of your employment or after the Relevant Date engage in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name(s) “Claire’s Accessories”, “Claire’s”, “Icing” or incorporating any or all of those words.

16.7	Any benefit given or deemed to be given by you to the Company or to any Affiliate under the terms of clause 16 is received and held on trust by the Company for the relevant entity. You will enter into appropriate restrictive covenants directly with any Affiliate of the Company if asked to do so by the Company.

16.8	If you receive an offer of employment or engagement during your employment with the Company, or prior to the expiry of the last of the covenants in this clause 16, you shall give the person (whether individual or corporate) making the offer, a copy of this clause 16 and of clauses 11 and 13 and inform the Company of the role and of the identity of the offeror as soon as possible after accepting the offer. If you fail to do so, the Company reserves the right to treat the matter as gross misconduct and shall itself provide details to the offeror.

17	Miscellaneous

17.1	For all purposes in this Contract of Employment, “Affiliate” shall mean any entity controlling the Company, controlled by the Company or any entity under common control with the Company.

17.2	You shall at all times observe and comply with any policy and/or protocol of the Company governing communication with any press and you shall always consult with the CEO and/or General Counsel of Claire’s Stores Inc, prior to making, communicating or publishing any statement, announcement or other communication to any print, broadcast and/or online media entity whatsoever or whomsoever.

18	Obligations on Termination and otherwise

18.1	When your employment ends howsoever, or at any other time during your employment if you are requested to do so, you must:

18.1.1	on demand return to the Company (i) all property belonging or relating to the Company or any Affiliate or to the business(es) of any of them in good condition including but not limited to your security pass, mobile telephone, blackberry, computer, laptop and any other mobile communication device and (ii) all Confidential Information and copies thereof (in whatsoever format or medium), documents and copies of documents and all other material held in whatever medium prepared or received or accessed by you during your employment including but not limited all documents, copies and other material that relate to the Company or to any Affiliate or to any of their respective businesses or affairs, or to any actual or potential customers, vendors, suppliers or licensors of the Company or any Affiliate. For the avoidance of all doubt no employee is permitted to wipe clean a Company-provided computer or laptop nor to delete data or text messages from a mobile telephone or BlackBerry prior to its return to the Company (except where that data or those text messages would ordinarily be deleted in the normal course of your usage of that telephone, BlackBerry, Company-provided computer or laptop);

18.1.2	immediately resign, without any claim for compensation, from any directorships or other offices in the Company or any Affiliate and from any position which you hold as a trustee by reason of your employment hereunder;

18.1.3	transfer (without payment) to the Company or as it may direct all shares or other securities held by you in the Company or any Affiliate as a nominee or trustee for the Company or Affiliate, and deliver to the Company the related certificates;

18.1.4	if so required by the Company’s IT department, irretrievably delete any information relating to the business of the Company or an Affiliate stored in any media including but not limited to any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Company’s premises; and

18.1.5	provide a signed statement that you have complied fully with your obligations under this clause 18.

19	Disciplinary Policy and Grievance Policy

You must comply with the Company’s disciplinary rules. These policies do not form part of your contract of employment. The Company’s Disciplinary and Grievance Policies (as may be amended from time to time) are available from HR on commencement of your employment.

20	Data Protection Act 1998

20.1	For the purposes of the Data Protection Act 1998 (the “Act”) you give your consent to the holding, processing, disclosure and transfer outside the EEA of your personal data (including sensitive personal data within the meaning of the Act) for all purposes relating to the performance of this Contract of Employment including, but not limited to:

20.1.1	administering and maintaining personnel records;

20.1.2	paying and reviewing salary and other remuneration and benefits;

20.1.3	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

20.1.4	undertaking performance appraisals and reviews;

20.1.5	maintaining sickness and other absence records;

20.1.6	taking decisions as to your fitness for work;

20.1.7	providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, Her Majesty’s Revenue & Customs and the Contributions Agency;

20.1.8	equal opportunities monitoring;

20.1.9	transferring information concerning you to a country or territory outside the European Economic Area;

20.1.10	monitoring registrations you have with any regulatory bodies to ensure compliance, training, examination and other requirements are met; and

20.1.11	administration of disciplinary and grievance procedures.

21	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Contract of Employment has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Contract of Employment save that each and every Affiliate of the Company may enforce any of the provisions of this Agreement which confer rights or benefits upon that Affiliate. This does not affect any right or remedy of a third party which exists and is available under any separate rules or provisions.

22	Collective Agreements

There are no collective agreements with trade unions that directly affect your terms and conditions of employment.

23	Statutory Particulars

This Contract of Employment together with the Company’s non contractual Disciplinary and Grievance Policies (as amended from time to time) and the Company’s disciplinary and other Rules (also as amended from time to time) contain the written particulars of employment which you are entitled to receive under the Employment Rights Act 1996.

24	Whole Agreement

This Contract of Employment and any other collateral contract supersedes any and all previous arrangements or understandings or offers whether oral or in writing, between the Company and you, and all representations (of whatsoever nature) on behalf of the Company and/or an Affiliate in relation to your employment by the Company. Save as aforesaid this Contract of Employment contains the whole agreement between the Company and you relating to your employment as at the date of this Agreement (except for those terms implied by law which cannot be excluded by the agreement of the parties). Variation to this Contract of Employment shall not be valid unless in writing and signed by both parties.

25	Governing Law

This Contract of Employment will be governed by and construed in accordance with the law of England and Wales. The Company and you hereby submit to the jurisdiction of the English Courts in relation to any dispute arising in connection with this Contract of Employment.

26	General Provisions

26.1	Any reference to a statutory provision includes all re-enactments and modifications of that provision and any regulations made under it or them.

26.2	The headings in this Agreement are for convenience only. They do not form part of this Agreement and do not affect its interpretation.

26.3	Any reference in this Agreement to you, if appropriate, includes your personal representatives.

26.4	Any reference in this Agreement to the Company includes any Affiliate if the context requires or if we so decide.

26.5	Any provision in this Agreement which confers any rights or powers means those rights or powers as exercised by the Company from time to time.

26.6	The Company has the right to review, revise, amend or replace the contents of this contract or the company handbook, and introduce new policies and procedures from time to time reflecting the changing needs of the business. Details of any changes made will be published by HR from time to time, whether on the company network, notice boards, by individual letters or otherwise. You must make sure that you keep yourself aware of any changes.

26.7	Any reference to any rule, regulation, policy, procedure or scheme means the rule, regulation, policy, procedure or scheme that is in force and as amended from time to time.

26.8

Subject to clause 8.4 and 8.5, any rule, regulation, policy, procedure or scheme referred to in this Agreement may be varied (in whole or part) or cancelled or terminated by the Company at any time if the Company has reasonable and proper cause for this. Although the Company will normally consult with you to try to reach your agreement first to the variation, cancellation or termination of any such rule, regulation, policy, procedure or scheme, the Company is not obliged to give any prior warning before making that variation, cancellation or termination nor is the Company under any obligation to compensate you for that variation, cancellation or termination, even if you are disadvantaged (financially or otherwise) as a result provided that the Company shall notify you of such variation, cancellation or termination within a reasonable period of it taking effect and the variation, cancellation or termination shall only be effective once it has been notified to you. The Company cannot commit itself to substituting a replacement rule, regulation, policy, procedure or scheme but, if the Company does provide a substitute, it may be on whatever terms it considers reasonably appropriate.

26.9	If any scheme provider (not limited to an insurance company) or other third party refuses for any reason to provide any benefit which is set out in this Agreement to you or if applicable to your spouse, civil partner, partner or children then the Company is not liable to provide any replacement benefit or compensation in lieu of that benefit. The Company may in its absolute discretion challenge any refusal by any scheme provider or other third party to provide benefits but, if the Company does, it is on condition that:

26.9.1	You take all proper measures to appeal against the refusal in accordance with any applicable scheme and meet all costs associated with that appeal;

26.9.2	You co-operate fully with the Company and disclose all relevant personal information;

26.9.3	If required, you attend a medical examination with one or medical practitioners selected and instructed by the Company; and

26.9.4	You indemnify the Company fully against all costs, expenses and claims incurred by the Company in connection with challenging that refusal.

26.10	Any provision of this Agreement which says that you must not do something means that you must not do it yourself or in any other way. You must not do it through others acting on your behalf or on your instructions or with your encouragement.

26.11	You appoint the Company to be your attorney (in your name and on your behalf) to execute any instrument or do any thing necessary for the purpose of giving to the Company, its Affiliate or its or their nominee, the full benefit of the provisions of clauses 11, 13 and 14.5 of this Agreement. You acknowledge in favour of any third party that a certificate in writing, which is signed by the CEO or his nominee, that any instrument or act falls within the authority conferred shall be conclusive evidence that such is the case.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Contract of Employment

Signed by Beatrice Lafon

/s/ Beatrice Lafon

Signed for and on behalf of Claire’s European Services Limited

/s/ Eugene S. Kahn